Exhibit 99.1

Tronox-Cristal Transaction to be Presented to Federal Trade Commissioners

•	Tronox and FTC staff jointly move to withdraw case from adjudication and seek Commission approval of transaction with proposed remedy sale of Cristal’s North American titanium dioxide business

•	Tronox and INEOS sign definitive agreement for sale of Cristal’s North American titanium dioxide business for $700 million, conditioned upon obtaining approval from the Commission

FOR IMMEDIATE RELEASE

STAMFORD, Conn., March 18, 2019 /PRNewswire/ -- Tronox Limited (NYSE: TROX) (“Tronox” or the “Company”), a global mining and inorganic chemicals company, today confirmed that its proposed acquisition of the titanium dioxide (“TiO2”) business of The National Titanium Dioxide Company Limited (“Cristal”) will be presented to the Federal Trade Commission for its consideration. The FTC staff joined Tronox in moving to withdraw the case from adjudication and asking the Commission to consider the transaction with the proposed remedy. In addition to the motion, the submission to the Commission consists of the proposed orders necessary to authorize the transaction, including an Agreement Containing Consent Orders, a Decision and Order, and an Order to Maintain Assets, together with a definitive agreement for the sale of Cristal’s North American TiO2 business to INEOS Enterprises, a division of INEOS, (“INEOS”). All the proposed orders have been executed by the parties. The transaction, modified to include the proposed divestiture, has garnered widespread support from Cristal and Tronox’s North American pigment customers.

“This joint submission with FTC staff represents significant progress toward obtaining clearance from the FTC to proceed with both the consummation of our transaction and the proposed remedy,” said Jeffry N. Quinn, president and chief executive officer of Tronox. “We are hopeful this proposed settlement encompassing a complete structural remedy, the result of months of consultation and collaboration with the FTC staff, will allow the Commissioners to approve the transaction. The acquisition of Cristal’s remaining TiO2 business will position us to become a stronger, more resilient, vertically integrated producer, capable of delivering better value to our customers, while fully addressing the FTC’s concerns with the original transaction.”

Closing of the Cristal transaction is conditioned on the issuance of a Decision and Order by the FTC, which would allow Tronox’s acquisition of Cristal’s global titanium dioxide business to be consummated.

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About Tronox
Tronox Limited is a vertically integrated mining and inorganic chemical business. The company mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper and other everyday products. For more information, visit tronox.com.

About Cristal
Cristal (also known as The National Titanium Dioxide Company Limited) operates eight manufacturing plants in seven countries on five continents and employs approximately 4,100 people worldwide.  Cristal is owned 79 percent by Tasnee (a listed Saudi joint-stock company) and 20 percent by Gulf Investment Corporation (GIC), a company equally owned by the six states of the Gulf Cooperation Council (GCC), headquartered in Kuwait.  One percent of the company is owned by Dr. Talal A. Al-Shair, who also serves as vice chairman, Tasnee and chairman of Cristal.

About INEOS
INEOS Enterprises is comprised of a portfolio of businesses manufacturing and distributing chemical products from its facilities and offices in Europe, USA, Canada, and Asia with global sales of more than €1bn. INEOS Enterprises is focused on meeting the developing needs of its customers and rapid growth both through acquisition and through investment in new manufacturing facilities/products.

Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These and other risk factors are discussed in the company’s filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018.

Specifically, there can be no assurance that the proposed remedy transaction will be accepted by the FTC Commissioners and that our proposed acquisition of Cristal’s TiO2 business will be consummated.  There can also be no assurance that we will be able to complete the re-domicile transaction from Australia to the United Kingdom and that we will be able to complete the transaction with Exxaro.   Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Tronox Media Contact: Melissa Zona
 +1 636.751.4057

Tronox Investor Contact: Brennen Arndt
 +1 646.960.6598